August 4, 2023
Via Email
Anthony Shapella
Via email to the confidential email address maintained in the Company’s records

Dear Anthony,
We are pleased to offer you the position of Deputy Chief Underwriting Officer with SiriusPoint (the “Company”) on the terms outlined in this offer letter (the “Offer Letter”).
•Position and Duties. In your capacity as Deputy Chief Underwriting Officer, you will perform such duties, services, and responsibilities on behalf of the Company consistent with such position as may be reasonably assigned to you from time to time. You will report directly to David Govrin, Group President and Chief Underwriting Officer (or his successor).
•Start Date & Location. Your start date will be on a mutually convenient date (the “Start Date”), subject to receipt of any necessary approvals and satisfaction of all the conditions described in this Offer Letter. Your location of work is expected to be in New York, New York, subject to customary business travel on behalf of the Company consistent with your position.
•Base Salary. You will be paid a base salary at an annual rate of $400,000, payable in accordance with the normal payroll practices of the Company and subject to all withholdings and deductions as required by law. As this is an exempt position, you are not eligible for overtime pay.
•Annual Bonus. You will be eligible to receive an annual cash bonus under the Company’s short-term incentive, or STI, bonus program with a target award of 50% of your base salary. The STI bonus program is a discretionary bonus program, and the Company reserves the right to terminate or amend this bonus program at any time, with or without notice to you, and has full discretion to identify and set the performance metrics and funding levels that will be used to calculate potential bonuses, if any, in a given plan year. The plan year is a calendar year. Bonuses under the STI program are typically paid in March of the year immediately following the completion of the relevant plan year. In order to be eligible to receive a cash bonus under the STI bonus program, you must be actively employed by the Company, and not submitted a notice of resignation (if applicable), on the date bonuses are paid.
Your participation in the STI program will commence for the 2024 performance year.
•Sign-on Cash Bonus. In March 2024, you will be paid a lump sum sign-on bonus of $182,200 USD (the “Sign-On Cash Bonus”).

•Long-Term Incentive Awards. You will be eligible to participate in the Company’s long-term incentive (“LTI”) program with other members of senior management of the Company. Your annual LTI award will have a target grant date value equal to 50% of your base salary. The Company currently anticipates annual LTI awards will next be granted in Q2 2024. The terms and conditions of the LTI award(s) granted to you will be the same as the terms and conditions of the LTI awards granted to other members of senior management of the Company. The LTI award(s) will be subject to the terms and conditions of the LTI plan and any applicable award agreement(s).
•Sign-On Restricted Stock Units (RSUs) Award (Buyout). Within 60 days following your Start Date, you will be granted a one-time RSU award of SiriusPoint Ltd., with a grant date fair market value equal to $509,644 USD (the “Sign-On RSU Buyout”) to replace equity forfeited at your former employer (closing
One WTC, 285 Fulton Street, Suite 47J, New York, NY 10007. T: +1 212 312 2500 W: www.siriuspt.com price value as at August 2, 2023). The Sign-On RSU Buyout Award will be subject to the Plan, and the Employee Restricted Share Unit Award Notice and Agreement (collectively, the “RSU Grant Documents”). The RSU Grant Documents will be separately provided on terms that are consistent with this Agreement. The Sign-On RSU Buyout grant value and vesting structure will be as follows, subject to your continued employment through each such vesting date:
oJanuary 11, 2024:    $341,887
oFebruary 28, 2025:    $112,185
oFebruary 27, 2026:    $ 55,572

•Sign-On Restricted Stock Units (RSUs) Award (Incentive). As an additional, non-recurring incentive, within 60 days following your Start Date, you will be granted a one-time RSU award of SiriusPoint Ltd., with a grant date fair market value equal to $200,000 USD (the “Sign-On RSU Incentive Award”). The Sign-On RSU Incentive Award will be subject to the Plan, and the Employee Restricted Share Unit Award Notice and Agreement (collectively, the “RSU Grant Documents”). The RSU Grant Documents will be separately provided on terms that are consistent with this Agreement. The Sign-On RSU Incentive Award will vest ratably on the first, second, and third anniversaries of the grant date, subject to your continued employment through each of the vesting dates.

•Benefits. You will be eligible to participate in all of the standard Company retirement, health and other benefit plans. The Company will provide you with additional information regarding these plans. You will also be entitled to 4 weeks paid vacation each calendar year (prorated for the current calendar year based on your Start Date) to be used and accrued in accordance with the Company’s policies as may be established from time to time. The Company reserves the right to change its policy with respect to any and all employee benefits from time to time, subject to compliance with applicable law.

•At-Will Employment. Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

•Termination of Employment. In the event that the Company terminates your employment without “Cause”, you will be entitled to receive the greater of (x) severance benefits pursuant to the SiriusPoint severance guidelines in effect as at your termination effective date and (y) the following benefits: (a) severance pay equal to six (6) months of base salary paid in a lump sum within thirty (30) days of your termination effective date; (b) six (6) months of COBRA costs paid in a lump sum and calculated based on the difference between the active and inactive employee rate for the COBRA eligible benefits in effect as of the date you are notified you are being terminated without Cause; (c) any STI bonus from the prior calendar year that remains unpaid on the termination date, which will be calculated in accordance with the plan metrics, including the application of the relevant (but not individual) performance modifier, and will be paid at the same time as other similarly situated executives in the U.S. receive their STI bonuses; (d) a pro rata STI bonus calculated for the year in which the termination occurs, which will be calculated in accordance with the plan metrics, including the application of the relevant business (but not individual) performance modifier, and will be paid at the same time as other similarly situated executives in the U.S. receive their STI bonuses; (e) if unpaid, the Sign-On Cash Bonus on the date such bonus would have been paid had you remained employed with the company; (f) your Sign-On RSU Buyout equity grant shall automatically vest in full on the date of termination of your employment; and (g) all other remaining outstanding equity will be pro-rated and vest on the original vesting schedule. Your right to receive the severance payments and benefits in clauses (a)-(g) above will be conditioned on your execution, delivery and non-revocation of a general release of claims in a form mutually agreeable provided to you and the Company.
For purposes of this offer letter:
“Cause” means: (A) your willful failure substantially to perform your duties or your gross negligence in the performance of such duties (other than any such failure due to your physical or mental illness) that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates; (B) your having engaged in willful and serious misconduct in connection with your work for the Company that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates; (C) a willful and material violation by you of a written Company policy provided to you that has caused or is reasonably expected to cause a material injury to the Company or any of its affiliates; (D) the willful and material breach by you of any of your obligations under this offer letter or any other agreement with the Company; (E) your having been convicted of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony (or comparable crime in any jurisdiction that uses a different nomenclature); provided that in the case of clauses (A)–(D), the Company will have given you twenty (20) days’ prior written notice of such action and, if such action is capable of being cured, you will not have cured such action to the reasonable satisfaction of the Company within such twenty (20)-day period.
In the event of your termination of employment for any reason, (i) you will be entitled to receive any accrued unpaid base salary and all accrued and unpaid benefits under any benefit plans in which you participated as of the termination date in accordance with the applicable terms and conditions of such plans, and any accrued but unused vacation as of the date of termination and any unreimbursed business expenses incurred through the date of termination; (ii) you will be deemed to have resigned from any boards of, or other positions with, the Company; and (iii) you agree to cooperate with the Company and to be reasonably available for a reasonable period of time with respect to matters arising out of your employment hereunder or any other relationship with the Company, whether such matters are business-related, legal, or otherwise.

•Contingent Offer. This offer of employment is contingent upon:
oYour execution of the attached Protective Agreement.
oVerification of your right to work in the United States, as demonstrated by your completion of an I-9 Form upon hire and your submission of acceptable documentation (as noted on the I-9 Form) verifying your identity and work authorization within three (3) days of your Start Date.
oSatisfactory completion of background checks, as required for such position.
This offer will be withdrawn if any of the above conditions are not satisfied. For clarity, the termination and severance provisions of this Offer Letter and any Company severance plan would not apply under these circumstances.
•Employee Representations. You represent to the Company that your acceptance of this offer of employment and your commencement of employment with the Company does not violate any agreement or obligation (whether or not written) that you have with or to any person or entity including, but not limited to, any prior employer. You further represent that you have provided the Company with true, correct and complete copies of all such agreements related to your employment with your former employer. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your prior employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company.
•Protective Agreement. As a condition to this offer of employment, and simultaneously with your entry into this Offer Letter, you and the Company are also entering into the Protective Agreement attached to this Offer Letter as Exhibit A.
•Miscellaneous Matters. You and the Company hereby irremovably submit to the exclusive jurisdiction of the Federal and State courts of New York State located in New York County in respect of the interpretation and enforcement of the provisions of this Offer Letter. You and the Company hereby waive and agree not to assert, as a defense in any action, suit or proceeding for the interpretation and enforcement hereof, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Offer Letter may not be enforced in or by such courts. You and the Company hereby consent to and grant any such court jurisdiction over your person and over the subject matter of any such action, suit, or proceeding, and agree that the mailing of process or other papers in connection with any such action, suit, or proceeding in any such manner as may be permitted by law shall be valid and sufficient service thereof. YOU FURTHER ACKNOWLEDGE AND AGREE THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS OFFER LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE YOU HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT YOU MAY HAVE TO A TRIAL BY JURY IN RESPECT OR ANY LITIGATION ARISING OUT OF OR RELATING TO THIS OFFER LETTER. You certify and acknowledge that (i) no representative, agent or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) you understand and have considered the implications of this waiver, (iii) you make this waiver voluntarily, and (iv) the Company has been induced to enter into this Offer Letter by, among other things, the waiver and certifications in this paragraph.
•Assignment. You expressly consent to the Company’s assignment of its rights and obligations under this Offer Letter to a subsidiary service company formed or designated for the purposes of employing employees of and other service providers to the Company and its affiliates.
We believe that the Company presents a tremendous value creation opportunity and we view you as an important part of our future successes.
If have any questions about this offer, please contact me. If you wish to accept this offer, please sign below and return this Offer Letter to me.
I look forward to hearing from you.
Sincerely,
                            /s/ Tracy McMillan
                            Tracy McMillan
                            Human Resources
                            SiriusPoint Ltd.

Acceptance of Offer
I have read and understood and I accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this Offer Letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this Offer Letter.
/s/ Anthony Shapella
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Signature    Date